Exhibit 2.2

AMENDMENT NO. 1 TO ASSET SALE AGREEMENT

This Amendment No. 1 to Asset Sale Agreement (the “Amendment”) is made and entered into as of October 31, 2003, by and among Health Point Physician Hospital Organization, Inc., a Tennessee corporation (“HPPH”), National Medical Hospital of Tullahoma, Inc., a Delaware corporation (“NMHT”), National Medical Hospital of Wilson County, Inc., a Delaware corporation (“NMHWC”), S.C. Management, Inc., a Washington corporation (“SCM”), Tenet HealthSystem Hospitals, Inc., a Delaware corporation (“THH”), Tenet HealthSystem Medical, Inc., a Delaware corporation (“THM”), Tenet Lebanon Surgery Center, L.L.C., a Tennessee limited liability company (“TLS”), Wilson County Management Services, Inc., a Tennessee corporation (“WCM”) (HPPH, NMHT, NMHWC, SCM, THH, THM, TLS and WCM are collectively referred to herein as “Seller”) and Health Management Associates, Inc., a Delaware corporation (“HMA”), Citrus HMA, Inc., a Florida corporation (“CHMA”), Kennett HMA, Inc., a Missouri corporation (“KHMA”), Lebanon HMA, Inc., a Tennessee corporation (“LHMA”), and Tullahoma HMA, Inc., a Tennessee corporation (“THMA”)(HMA, CHMA, KHMA, LHMA, and THMA are collectively referred to herein as “Purchaser”).

RECITALS

A. Seller and HMA have entered into that certain Asset Sale Agreement dated as of August 22, 2003 (the “Agreement”) pursuant to which HMA agreed to acquire from Seller substantially all of the assets used in the operation of the Hospitals (other than the TRH Businesses) and THM’s capital stock in TRH.

B. HMA has assigned certain of its rights and obligations under the Agreement to CHMA, KHMA, LHMA, and THMA pursuant to that certain Assignment and Assumption Agreement dated October 31, 2003.

C. Seller and Purchaser desire to amend the Agreement to address certain matters that have arisen since the Effective Date of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Amendment, and for their mutual reliance, the parties hereto agree as follows:

1. Defined Terms. Except to the extent it is specifically indicated to the contrary in this Amendment, defined terms used in this Amendment shall have the same meanings as in the Agreement.

2. Financial Statements.

(a) Section 2.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.10 Financial Statements. The following have been or will be prepared from the books and records of each Seller: (a) the audited financial statements of each Seller (other than THH) on a combined basis with respect to the assets, liabilities and operations of the Hospitals (other than Seven Rivers Community Hospital and its associated businesses that are included within the MOBs and the Other Businesses) as of December 31, 2002 and December 31, 2001, and for the years ended December 31, 2002 and 2001, (b) the audited financial statements of THH with respect to the assets, liabilities and operations of Seven Rivers Community Hospital and its associated businesses that are included within the MOBs and the Other Businesses as of May 31, 2003, and May 31, 2002, and for the years ended May 31, 2003 and 2002 (all such audited financial statements referred to in Sections 2.10(a) and 2.10(b), collectively as the “Audited Statements”), (c) the unaudited financial statements of each Seller (other than THH) on a combined basis with respect to the assets, liabilities and operations of the Hospitals (other than Seven Rivers Community Hospital and its associated businesses that are included within the MOBs and the Other Businesses) as of June 30, 2003, and for the nine months ended June 30, 2003, (d) the unaudited financial statements of THH with respect to the assets, liabilities and operations of Seven Rivers Community Hospital and its associated businesses that are included within the MOBs and the Other Businesses (i) as of December 31, 2002, and for the twelve months ended December 31, 2002 and (ii) as of June 30, 2003, and for the nine months ended June 30, 2003, (e) the unaudited financial statements of each Seller with respect to the assets, liabilities and operations of the Hospitals for months subsequent to June 2003 as made available pursuant to Section 4.5 (all such unaudited financial statements referred to in Sections 2.10(c), 2.10(d) and 2.10(e), collectively as the “Unaudited Statements”), (f) the Interim Balance Sheet and (g) the Final Balance Sheet (the Audited Statements, the Unaudited Statements, the Interim Balance Sheet and the Final Balance Sheet are collectively referred to herein as the “Financial Statements”). The Audited Statements and the Unaudited Statements are attached as Schedule 2.10. The balance sheets included in the Financial Statements fairly present, or will fairly present, the financial position of each Seller with respect to the operations of the Hospitals as of the respective dates thereof and the other financial statements included therein present or will present fairly the results of operations for the periods indicated, in each case with respect to both balance sheets and other financial statements in conformity with generally accepted accounting principles consistently applied during such periods, except that the Financial Statements (other than the Audited Statements) (I) do not reflect all cost report adjustments, allocations or adjustments of overhead, intercompany interest or income taxes, and other year-end adjustments, (II) do not contain footnotes, (III) were prepared without physical inventories except for the Final Balance Sheet for which a physical inventory will be taken in accordance with Section 1.3, (IV) do not contain an unaudited statement of cash flow, (V) omit substantially all the disclosures required by generally accepted accounting principles, (VI) are not restated for subsequent events, (VII)

do not reflect all adjustments for impairment of long-lived assets or goodwill, or restructuring charges or the reclassification of assets held for sale on the balance sheet, (VIII) do not reflect accounts receivable sale transactions with an affiliate and (IX) may not fully reflect the following liabilities: (A) vacation, holiday and similar accruals and accruals in respect of Seller’s or any affiliate of Seller’s self-insured employee health benefits, (B) liabilities payable in connection with workers’ compensation claims, (C) liabilities payable pursuant to any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained by Seller or any affiliate of Seller on account of any of the Hospitals’ employees, the chief executive officers of the Hospitals (“CEOs”), the chief financial officers of the Hospitals (“CFOs”), the chief operating officers of the Hospitals (“COOs”) and the chief nursing officers of the Hospitals (“CNOs”), (D) federal, state and local income or franchise taxes and (E) payroll and bonuses payable and vacation, holiday and similar accruals with respect to the CEOs, CFOs, COOs and CNOs. Except as set forth in the Financial Statements, to Seller’s knowledge, Sellers have no material liabilities of any nature, whether absolute, contingent or otherwise.”

(b) The phrase “or the Reviewed Statements” contained in Section 4.5 of the Agreement is hereby deleted in its entirety.

3. Net Working Capital. The phrase “and (F) the value of certain cash deposits which Seller holds on behalf of certain auxiliary and similar organizations at the Hospitals (the “Auxiliary Deposits”)” is hereby inserted in Section 1.2 immediately after the phrase “(E) Other Current Liabilities (as such terms are utilized on the Interim Balance Sheet and the Final Balance Sheet)”.

4. Items to be Delivered by Seller at Closing. The following Sections are hereby added to the Agreement:

“1.6.18 evidence reasonably satisfactory to Purchaser that, as of the consummation of the transactions contemplated by this Agreement, the Hospitals shall no longer be subject to the terms of Seller’s and/or Seller’s affiliates’ nationwide settlement agreement regarding the Americans with Disabilities Act;

1.6.19 Occupancy Agreement, in the form of Exhibit 1.6.19 attached hereto (the “Occupancy Agreement”); and

1.6.20 Escrow Agreement, in the form of Exhibit 1.6.20 attached hereto (the “Escrow Agreement”).”

5. Items to be Delivered by Purchaser at Closing.

(a) The following is hereby added to the end of the first sentence of Section 1.7.1: “plus Two Hundred Fifteen Thousand Three Hundred Eighty Nine Dollars ($215,389) to reimburse Seller for the post-Effective Date acquisition by University

Medical Center of an MRI business from Radiology Alliance, plus the estimated amount due to Seller pursuant to Section 5.16.”

(b) The following Section is hereby added to the Agreement:

“1.7.13 the Occupancy Agreement; and

1.7.14 the Escrow Agreement.”

6. Prorations. The following is hereby added immediately following the second sentence of Section 1.8:

“To the extent any amounts described in this Section 1.8 cannot be conclusively determined as of the Effective Time, the parties will mutually agree upon a good faith estimate thereof based upon the then most currently available information related thereto, and shall reflect such mutual agreement on the settlement statement delivered in connection with Closing. Concurrent with the delivery of the Final Balance Sheet, Seller shall deliver Purchaser a statement setting forth any required adjustments to amounts paid at Closing with respect to the matters described in Section 1.8, together with supporting documentation related thereto. No later than the Post-Closing Adjustment Date, Purchaser or Seller, as appropriate, shall pay to the other the amounts set forth therein. No provision of this Section 1.8 shall be interpreted to negate in any way Seller’s rights under Section 1.10.”

7. MEP employees. The phrase “or (iii) those employees set forth on Schedule 5.3(a)” is hereby inserted in Section 5.3(a) immediately after the phrase “(ii) the CEO, the CFO or the COO of any Hospital”.

8. Transition Assistance. The following Section is hereby added to the Agreement:

“5.16 Transition Assistance. In order to effectuate Purchaser’s activation of its information and other systems at the Hospitals as of the Effective Time, prior to Closing Purchaser (a) placed and/or installed certain equipment at the Hospitals, (b) utilized certain Hospitals’ Employees to prepare such systems to be operational as of the Effective Time and (c) provided training to certain Hospitals’ Employees (collectively, the “Transition Activities”). Such training has taken place both at the Hospitals and at other locations. Purchaser shall reimburse Seller for payroll charges and other out-of-pocket expenses of Seller associated with the time which any of the Hospitals’ Employees devoted to Transition Activities prior to the Effective Time. Such out-of-pocket expenses shall include, without limitation, expenses for air fare, lodging, meals, rental cars and mileage. Such payroll expenses shall include hourly wages payable to Hospitals’ Employees for time devoted to Transition Activities, including overtime expenses paid to any of the Hospitals’ Employees with respect to any day in which such Hospitals’ Employees devoted time to Transition Activities (without regard to whether the actual overtime hours were devoted to Transition Activities); provided, however, that the determination of overtime hours for this purpose shall not exceed the number of hours which the applicable

Hospitals’ Employees devoted to Transition Activities during such day. For example, if on a given day a Hospitals’ Employee works an eleven hour day and devotes two morning hours to Transition Activities, Purchaser shall reimburse Seller for two hours of overtime for such Hospitals’ Employee. In no event will amounts paid by Purchaser for payroll expenses hereunder include any pro-rata or other payments based upon the costs associated with employee benefit plans or similar arrangements or perquisites provided to the Hospitals’ Employees. At Closing, Purchaser shall pay Seller One Hundred Sixty Thousand Dollars ($160,000), the amount which Seller estimates is reimbursable to Seller pursuant to this Section 5.16. Concurrent with the delivery of the Final Balance Sheet, Seller shall deliver Purchaser a statement which sets forth the actual amount reimbursable to Seller pursuant to this Section 5.16, plus a calculation (together with supporting documentation as reasonably requested by Purchaser) of the amount which, taking into account the amount which Purchaser paid Seller pursuant to the immediately preceding sentence, is due to Seller or Purchaser, as the case may be pursuant to this Section 5.16. The resulting amount owing by Seller to Purchaser, or by Purchaser to Seller, as the case may be, shall be paid no later than the Post-Closing Adjustment Date.

9. Title Insurance Policy. The phrase “Schedule 11.1(b)” contained in Section 7.8 is hereby deleted and replaced with the phrase “Schedule 7.8-a”.

10. Post-Closing Matters.

(a) Section 9.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“9.4 Three Rivers and Twin Rivers Employee Transition.

(a) After the Closing, HMA shall cause TRH to timely file, and, as required by applicable law, deliver to current and applicable former employees of TRH, all federal, state and local forms W-2 and other payroll tax returns required to be filed and delivered by TRH after the Closing Date with respect to calendar year 2003. In connection therewith, Seller shall provide TRH any and all data and information which is not in TRH’s possession (with respect to the period from January 1, 2003 through the Closing Date) which TRH reasonably needs to prepare such forms W-2 and other payroll tax returns.

(b) Purchaser acknowledges that Seller will, on the Closing Date, provide each of the Hospitals’ Employees located at Twin Rivers Regional Medical Center (the “Twin Rivers Employees”) a payroll check covering the pay period from October 26, 2003 through October 31, 2003, which check will include an amount based upon an estimate of time worked on October 29, 2003 through October 31, 2003 (the “Estimated Payment Amount”). Within ten (10) days after the Closing Date, Seller shall deliver to Purchaser a statement setting forth, in reasonable detail, the Estimated Payment Amount for each of the Twin Rivers Employees. As soon as practicable after the Closing Date (but in no event later than the date which is thirty (30) days after the Closing Date), Purchaser shall include in the payroll check for each of the Twin Rivers Employees who are among the Hired Employees an amount of pay, if any, based on the actual time worked by each such employee from October 29, 2003 through October 31, 2003, less the Estimated Payment Amount which Seller made to each such employee on the Closing Date (collectively, the “Employee Settle-up Payments”). Seller shall reimburse Purchaser the amount of the Employee Settle-Up Payments no later than the date which is thirty (30) days after Purchaser provides a written statement to Seller which details the Employee Settle-Up Payments.”

(b) The following Sections are hereby added to the Agreement:

“9.5 Accounts Receivable Contact Person. After the Closing Date, Seller shall provide Purchaser with the name and contact information of a representative of Seller who shall be available during regular business hours to, with respect to the Accounts Receivable, (a) answer questions of payors or patients and (b) work with such payors or patients in the resolution of disputes. Purchaser shall be permitted to provide such contact information to payors or patients who have any such questions or have disputes related to the Accounts Receivable.

9.6 Closing of October 31 Financials. With respect to any Hospital in which the CFO (to the extent such position was filled by an employee of Seller or an affiliate of Seller immediately prior to the Closing Date) is among the Hired Employees, Purchaser shall cause the applicable Hospital CFO to complete the standardized closing of Seller’s financial records through the Closing Date including, without limitation, the closing of general ledger account reconciliations (collectively, the “Closing of October Financials”). Purchaser shall cause the applicable Hospital CFO to use his or her good faith efforts to complete the Closing of October Financials by no later than November 30, 2003. Seller shall reimburse Purchaser for all payroll charges and other out-of-pocket expenses of Purchaser associated with the time which the applicable CFO devotes to the Closing of October Financials. Such reimbursement shall occur no later than the date which is thirty (30) days after Purchaser provides a written statement to Seller which details such charges and expenses. Seller shall hold Purchaser harmless for any errors which are made by any applicable Hospital CFO during the course of the Closing of October Financials, provided that such errors are not the result of gross negligence, fraud or intentional misconduct.

9.7 Physician Relocation Agreement Disputes. Purchaser acknowledges that the Contracts include certain physician relocation agreements (the “Relocation Agreements”). After the Closing Date, to the extent Seller and any applicable third party to any Relocation Agreement (a “Relocation Agreement Third Party”) have a dispute regarding any Relocation Agreement (which dispute is based upon time periods prior to the Effective Time), Purchaser agrees, at the sole cost and expense of Seller, to (and to cause TRH to) reasonably cooperate with Seller and its counsel in (a) obtaining access to relevant records and other documentation, (b) making employees reasonably available for such purpose and/or (c) assigning to Seller all rights of Purchaser or TRH, as applicable, in each case to the extent reasonably necessary to permit Seller to (i) contest and/or defend any such dispute, (ii) make a claim against the Relocation Agreement Third Party in connection with such dispute and/or (iii) otherwise assert any rights against the Relocation Agreement Third Party in connection with such dispute.

9.8 Auxiliary Deposits. Purchaser acknowledges that the Net Working Capital includes a negative adjustment for the Auxiliary Deposits, which deposits Seller has held prior to the Effective Time on behalf of certain auxiliary and similar organizations at the Hospitals. After the Closing Date, Purchaser shall (a) continue to hold the Auxiliary Deposits on behalf of, and for the benefit of, such organizations or (b) convey, transfer and deliver the Auxiliary Deposits to each applicable auxiliary and similar organization.”

11. Indemnification Matters.

(a) The following is hereby inserted immediately after the first sentence of Section 10.2.1:

“, (k) Seller’s (or its agents’) removal (as contemplated by the Escrow Agreement) of that certain propane tank and related gas line located on one or more parcels of real property of TRH upon which the South Ellsinore Clinic is located, (l) Commercially Unreasonable Terms set forth in the University Medical Center Missing Leases and (m) the foreclosure, exercise of remedies, judgments or other similar actions with respect to those certain liens of record on Owned Real Property pertaining to University Medical Center which are set forth on Schedule 10.2.1(m) (each a “University Lien” and collectively the “University Liens”). For purposes of Section 10.2.1(l), the term “University Medical Center Missing Leases” shall mean the following leases which affect that certain Owned Real Property located at University Medical Center which Seller has been unable to locate as of the Closing Date: (A) lease with a third party known as University Investors; (B) lease or sublease with a third party known as Middle Tennessee; and (C) lease with a third party known as Littman. For purposes of Section 10.2.1(l), the term “Commercially Unreasonable Terms” shall mean that the terms of a particular lease (A) are commercially unreasonable, taking into account the circumstances and time frame in which the particular lease was entered into and (B) would have a material adverse effect on Purchaser’s prospective profits and losses, as compared to the profits and losses of the applicable Seller prior to the Closing Date as set forth in the Financial Statements which are applicable to University Medical Center.”

(b) A new Section 10.2.2(a)(ix) is hereby added to the Agreement as follows:

“(ix) accrue to Purchaser under Section 10.2.1(m) except to the extent that Purchaser’s Damages under Section 10.2.1(m) with respect to a parcel of Owned Real Property subject to one or more of the University Liens are greater than the fair market value of such parcel of Owned Real Property. By way of example only, if (A) the applicable obligor is in default under any indebtedness which is secured by a particular

University Lien, (B) the applicable holder of such indebtedness initiates foreclosure or similar proceedings thereunder, and (C) Purchaser, in order to remove and/or satisfy the applicable University Lien and preserve its rights to the applicable Owned Real Property, purchases the subject real property for a purchase price which exceeds the fair market value of the subject real property; Purchaser’s Damages under Section 10.2.1(m) shall equal the amount by which such purchase price exceeds the fair market value of the subject real property.

(c) The following is hereby inserted in Section 10.2.2(b) after the phrase “Cash Purchase Price”:

“and the maximum aggregate liability of Seller to Purchaser with respect to each University Lien shall not exceed Two Hundred Thousand Dollars ($200,000) per University Lien.”

(d) The phrase “and (l) the Transition Activities.” is hereby inserted at the end of the first sentence of Section 10.3.1.

(e) The following is hereby inserted in Section 10.1(b) immediately after the phrase “Section 5.14”:

“, Seller’s obligations set forth in the first sentence of Section 12.1 (but only with respect to Seller’s obligation to take any actions reasonably requested by Purchaser for the purpose of more effectively assigning, transferring, granting and conveying to Purchaser, the Assets)”

(f) The phrase “and, as applicable, the terms of the Indemnity Transition Agreement” is hereby inserted at the end of each of the first sentence and the second sentence of Section 10.5.

12. Tax and Cost Report Matters.

(a) The following sentence is hereby inserted at the end of Section 11.1(a):

“At Closing, Purchaser shall cause TRH to deliver to Seller documentation reasonably satisfactory to Seller in which TRH authorizes certain specified Seller representatives to sign and file the TRH Missouri state income tax return for the period beginning January 1, 2003 and ending October 31, 2003.”

(b) Section 11.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Seller and Purchaser hereby agree to allocate $76,100,000 of the Purchase Price to the Shares, to be bound by such allocation, to account for and report the purchase and sale of the Shares contemplated hereby for federal and state tax purposes in accordance with such allocation, and not to take any position (whether in tax returns, tax audits, or other tax proceedings), which is inconsistent with such allocation without the prior written consent of the other parties. Each of Purchaser and Seller shall make their own independent allocation of the remaining portion of the Purchase Price among each category of the Assets (other than the Shares) and among each of the Hospitals (other than the TRH Businesses).”

(c) The following sentence is hereby inserted immediately after the first sentence of Section 11.2(a):

“At Closing, Purchaser shall cause TRH to deliver to Seller documentation reasonably satisfactory to Seller in which TRH authorizes certain specified Seller representatives to sign and file the Seller Cost Reports with respect to TRH for any period ending on or prior to October 31, 2003.”

13. Final Schedules. The parties agree that the Disclosure Schedules, as amended or revised between the Effective Date and the Effective Time, are attached hereto as Exhibit A.

14. Effect on Agreement; General Provisions. Except as set forth in this Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Agreement as amended by this Amendment and shall not be used in construing either document. Other than the reference to the Agreement contained in the first recital of this Amendment, each reference to the Agreement and any agreement contemplated thereby or executed in connection therewith, whether or not accompanied by reference to this Amendment, shall be deemed a reference to the Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in multiple originals by their authorized officers, all as of the day and year first above written.

PURCHASER:

HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware corporation

By:	/s/ Timothy R. Parry
Name:	Timothy R. Parry
Its:	Senior Vice President

CITRUS HMA, INC., a Florida corporation

By:	/s/ Timothy R. Parry
Name:	Timothy R. Parry
Its:	Senior Vice President

KENNETT HMA, INC., a Missouri corporation

By:	/s/ Timothy R. Parry
Name:	Timothy R. Parry
Its:	Senior Vice President

LEBANON HMA, INC., a Tennessee corporation

By:	/s/ Timothy R. Parry
Name:	Timothy R. Parry
Its:	Senior Vice President

TULLAHOMA HMA, INC., a Tennessee corporation

By:	/s/ Timothy R. Parry
Name:	Timothy R. Parry
Its:	Senior Vice President

SELLER:

HEALTH POINT PHYSICIAN HOSPITAL ORGANIZATION, INC., a Tennessee corporation

By:	/s/ Paul O’Neill
Name:	Paul O’Neill
Its:	Authorized Signatory

NATIONAL MEDICAL HOSPITAL OF TULLAHOMA, INC., a Delaware corporation

By:	/s/ Paul O’Neill
Name:	Paul O’Neill
Its:	Authorized Signatory

NATIONAL MEDICAL HOSPITAL OF WILSON COUNTY, INC., a Delaware corporation

By:	/s/ Paul O’Neill
Name:	Paul O’Neill
Its:	Authorized Signatory

S.C. MANAGEMENT, INC., a Washington corporation

By:	/s/ Paul O’Neill
Name:	Paul O’Neill
Its:	Authorized Signatory

TENET HEALTHSYSTEM HOSPITALS, INC., a Delaware corporation

By:	/s/ Paul O’Neill
Name:	Paul O’Neill
Its:	Authorized Signatory

TENET HEALTHSYSTEM MEDICAL, INC., a Delaware corporation

By:	/s/ Paul O’Neill
Name:	Paul O’Neill
Its:	Vice President

TENET LEBANON SURGERY CENTER, L.L.C., a Tennessee limited liability company

By:	National Medical Hospital of Wilson
County, Inc., its sole member

By:	/s/ Paul O’Neill
Name:	Paul O’Neill
Its:	Authorized Signatory

WILSON COUNTY MANAGEMENT SERVICES, INC., a Tennessee corporation

By:	/s/ Paul O’Neill
Name:	Paul O’Neill
Its:	Authorized Signatory

Below is a list of schedules to the Amendment. A copy of any such schedule shall be furnished supplementally by Health Management Associates, Inc. to the Securities and Exchange Commission upon request.

LIST OF SCHEDULES

SCHEDULE	DESCRIPTION

Schedule 5.3(a)	Hospitals’ Employees Not Offered Employment

Schedule 7.8-a	Title Policy/Owned Real Property Allocation

Schedule 10.2.1(m)	University Liens